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EXHIBIT 11
               STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE
                    (in thousands, except per share data)

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                                                                                  Three Months Ended
                                                                           -------------------------------
                                                                            March 30,            March 30,
                                                                              1996                 1995
                                                                           ----------            ---------
 PRIMARY:

 Weighted average number of common shares outstanding                         17,524               17,216

 Net effect of dilutive stock options and warrants based
    on the treasury stock method using average market price
                                                                                 810                  757
                                                                             -------              -------
  Weighted average number of common and common equivalent
    shares outstanding
                                                                              18,334               17,973
                                                                             =======              =======
 Net income                                                                  $ 4,472              $ 2,372

 Less preferred dividends                                                          -                    -
                                                                             -------              -------
 Net income applicable to common shares                                      $ 4,472              $ 2,372
                                                                             =======              =======
 Net income per common share as reported                                     $   .24              $   .13
                                                                             =======              =======
 FULLY DILUTED:

 Weighted average number of common shares outstanding                         17,524               17,216

  Net effect of dilutive stock options and warrants
    based on the treasury stock method using ending
    market price                                                                 878                  757
                                                                             -------              -------
                                                                              18,402               17,973
                                                                             =======              =======
 Net income                                                                  $ 4,472              $ 2,372
                                                                             =======              =======
 Net income per common share assuming full dilution, as
   reported                                                                  $   .24              $   .13
                                                                             =======              =======
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